Exhibit 99.1

DIAMOND S SHIPPING INC. REPORTS FIRST QUARTER 2020 RESULTS

Greenwich, CT, USA, May 8, 2020. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), one of the largest publicly listed owners and operators of crude oil and product tankers, today announced results for the first quarter of 2020.

Highlights for the First Quarter and Recent Events

-- Net income attributable to Diamond S of $45.0 million, or $1.13 per basic share, and Adjusted EBITDA (see Non-GAAP Measures section below) of $84.7 million.

-- Net debt at March 31, 2020 was $720.6 million implying a net debt to asset value leverage ratio of 43% based on broker valuations as of December 2019

-- As of May 7, 2020, fixed 63% of Crude Fleet revenue days at an average rate of approximately $41,800 per day and 60% of Product Fleet revenue days at an average rate of approximately $18,500 per day in the second quarter of 2020.

-- As of March 31, 2020, Diamond S repurchased 137,289 shares for a total of $1.4 million under the share repurchase program.

Craig H. Stevenson Jr., President and CEO of Diamond S, commented: “Diamond S would like to thank the dedicated seafarers aboard our 66 ships who have kept our Company moving in the face of the global pandemic. These seafarers, many of whom have had their terms of service extended due to logistical difficulties, are absolutely critical to the global energy economy. While the pandemic has created a difficult operational environment, the changes in the oil and petroleum products supply chain have led to a positive near term environment for tankers. This unprecedented volatility provides a reminder of both the benefits of unit leverage and spot market exposure. While Diamond S is positioned to generate substantial cash flow, as we are doing in today’s strong rate environment, our focus is on appropriately managing the volatility inherent in our markets by ensuring that our liquidity profile remains strong and that our cash break evens stay at highly competitive levels. After the current inventory stocking cycle reverses and oil and petroleum products begin to come out of storage, operators that have maintained capital discipline and have low daily break evens will be best positioned to withstand the trough cycle rate environment. We believe these strategic priorities will create value for our shareholders over the long term.”

First Quarter 2020 Results1

Net income attributable to Diamond S for the first quarter of 2020 was $45.0 million, or $1.13 basic and $1.12 diluted earnings per share, compared to a net loss of $1.0 million, or $0.04 basic and diluted earnings per share, for the first quarter of 2019. The increase is primarily related to an increase in the number of vessels owned and operated by the Company as a result of the Merger1 and improved tanker market conditions in both the crude and product tanker segments.

The Company groups its business primarily by commodity transported and segments its fleet into a 16-vessel crude oil transportation fleet (the “Crude Fleet”) and a 50-vessel refined petroleum product transportation fleet (the “Product Fleet”). The Crude Fleet consists of 15 Suezmax vessels and one Aframax vessel. The Product Fleet consists of 44 medium range (“MR2”) vessels and 6 Handysize (“MR1”) vessels.

1 As used herein, the term “Merger” refers to the business combination of DSS Holdings L.P. (“DSS LP”) and the crude and product tanker business of Capital Product Partners L.P. (“CPLP”) on March 27, 2019. The historical consolidated financial statements of DSS LP and all of its directly owned subsidiaries for periods prior to the Merger are considered to be the predecessor financial statements of the Company. In January 2019, DSS LP’s Board of Directors approved changing the Company’s fiscal year end to December 31 of each calendar year from March 31.

Net revenues for the Company, which represents voyage revenues less voyage expenses, were $135.0 million for the first quarter of 2020 compared to $61.1 million for the first quarter of 2019. Net revenues from the Crude Fleet were $62.3 million in the first quarter of 2020 compared to $21.0 million for the first quarter of 2019. Net revenues from the Crude Fleet increased due to the impact of four additional vessels acquired as part of the Merger1 and stronger market conditions in the first quarter of 2020 as compared to the first quarter of 2019. Net revenues from the Product Fleet were $72.7 million in the first quarter of 2020 compared to $40.1 million for the first quarter of 2019. The increase in net revenues in the Product Fleet was driven by the additional 21 vessels acquired in the Merger1 and improved market conditions.

Vessel expenses were $41.5 million for the first quarter of 2020 compared to $24.8 million for the first quarter of 2019. Vessel expenses, which include crew costs, insurance, repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses, increased by $16.7 million primarily due to the increase in the size of the fleet following the Merger1, net of the sale of the two MR2 vessels in the third quarter of 2019.

Depreciation and amortization expense was $28.8 million in the first quarter of 2020 compared to $22.0 million for the first quarter of 2019. The increase in depreciation and amortization expense was primarily due to the depreciation of the 25 vessels acquired in the Merger1, which was partially offset by the sale of two MR2 vessels in the third quarter of 2019.

General and administrative expenses were $8.1 million in the first quarter of 2020 compared to $6.3 million for the first quarter of 2019. The increase was due to higher legal and accounting professional fees related to regulatory filings and an increase in headcount required to maintain the infrastructure for public company reporting standards and vessel management of a larger fleet employed in the spot market.

Interest expense was $11.4 million in the first quarter of 2020 compared to $9.4 million for the first quarter of 2019. Interest expense increased in the first quarter of 2020 due to an increase in debt borrowings as a result of financing the 25 vessels acquired in the Merger1.

Other income, which consists primarily of interest income, was $0.3 million in the first quarter of 2020, compared to $0.5 million for the first quarter of 2019.

Liquidity

As of March 31, 2020, the Company had $116.6 million in cash and restricted cash. Restricted cash and minimum cash required by debt covenants was $55.7 million. The Company also had $20.0 million in available lines of credit as of March 31, 2020.

Outlook

Tanker market conditions strengthened considerably in the first quarter as a decrease in demand in Asia in the early stages of the COVID-19 pandemic gave way to a historic drop in prices for crude oil and refined products. Despite recent and planned production cuts, there is a significant imbalance between supply and demand that has led to an insatiable demand for storage, which has boosted rates across all segments. This dynamic is expected to persist and to keep demand for storage elevated, which may result in higher than average seasonal rates in the second and third quarters.

As of May 7, 2020, approximately 63% of the Crude Fleet revenue days in the second quarter of 2020 have been fixed at an average rate of $41,800 per day. Approximately 60% of the Product Fleet revenue days have been fixed at an average rate of $18,500 per day in the second quarter of 2020. These percentages include vessels on longer term time charters that commenced in a significantly lower rate environment than the current market.

Looking forward, the Company continues to monitor the global impact of COVID-19 on transportation demand. It is possible that tanker rates will be negatively impacted when the inventory storage cycle reverses as demand for crude oil and refined products recovers. Effective fleet capacity will increase as the number of vessels used for storage decreases, and demand for transportation may fall as product is drawn out of inventories. The Company remains constructive in its long-term market outlook and strongly believes the current market price of its shares do not reflect the underlying value of its assets. Additionally, the Company believes that its Crude Fleet and Product Fleet both offer very favorable exposure to long-term market dynamics and that it is well positioned to generate substantial earnings in a strong rate environment due to its competitive breakeven levels.

Share Repurchase Program

On March 4, 2020, the Company’s Board of Directors approved a share repurchase program, providing the Company with authorization to repurchase up to $50 million of shares of the Company's common stock, effective for a period of one year. Diamond S may repurchase these shares in the open market or in privately negotiated transactions, at times and prices that are considered to be appropriate by the Company. As of March 31, 2020, Diamond S repurchased 137,289 shares for a total of $1.4 million under the share repurchase program.

Conference Call

The Company will hold a conference call on May 8, 2020 at 8:00 a.m. Eastern Time to discuss its results for the first quarter of 2020.

To access the call, participants should dial +1 833 513-0550 for domestic callers and +1 778 560-2574 for international callers. Participants are encouraged to dial in ten minutes prior to the call. Please enter passcode 2073526.

A live webcast of the conference call will be available from the Company’s website at www.diamondsshipping.com.

An audio replay of the conference call will be available starting at 11 a.m. ET on Friday May 8, 2020 through Friday, May 15, 2020 by dialing in +1 800 585-8367 or +1 416 621-4642 and entering the passcode 2073526.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE: DSSI) owns and operates 66 vessels on the water, including 15 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other petroleum products. The Company is headquartered in Greenwich, CT. More information about Diamond S can be found at www.diamondsshipping.com.

Disclosure Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions. Although management believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, there can be no assurance that the Company will achieve or accomplish these expectations, beliefs or projections. Some of the factors that could cause our actual results or conditions to differ materially include unforeseen liabilities; future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; risks relating to the integration of assets or operations of entities that it has or may in the future acquire and the possibility that the anticipated synergies and other benefits of such acquisitions may not be realized within expected timeframes or at all; the failure of counterparties to fully perform their contracts with the Company; the strength of world economies and currencies; the duration and impact of the COVID-19 (coronavirus) outbreak; general market conditions, including fluctuations in charter rates and vessel values; changes in demand for tanker vessel capacity; changes in the Company’s operating expenses, including bunker prices; drydocking and insurance costs; the market for the Company’s vessels; availability of financing and refinancing; charter counterparty performance; ability to obtain financing and comply with covenants in such financing arrangements; changes in governmental rules and regulations or actions taken by regulatory authorities; potential liability from pending or future litigation; general domestic and international political conditions; potential disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; and other factors. Please see the Company's filings with the SEC for a more complete discussion of certain of these and other risks and uncertainties. The Company undertakes no obligation, and specifically declines any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Tel: +1-212-517-0810

E-mail: IR@diamondsshipping.com

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
as of March 31, 2020 and December 31, 2019

(In Thousands, except for share and per share data)

(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$110,903	$83,609
Due from charterers – Net of provision for doubtful accounts of $1,302 and $1,415, respectively	76,464	80,691
Inventories	32,713	32,071
Prepaid expenses and other current assets	16,731	13,179
Total current assets	236,811	209,550

Noncurrent assets:
Vessels – Net of accumulated depreciation of $579,419 and $553,483, respectively	1,840,274	1,865,738
Other property – Net of accumulated depreciation of $660 and $584, respectively	579	642
Deferred drydocking costs – Net of accumulated amortization of $20,723 and $17,975, respectively	35,041	37,256
Restricted cash	5,674	5,610
Time charter contracts acquired – Net of accumulated amortization of $3,136 and $2,296, respectively	4,264	5,004
Other noncurrent assets	4,736	4,582
Total noncurrent assets	1,890,568	1,918,832
Total	$2,127,379	$2,128,382

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$134,389	$134,389
Accounts payable and accrued expenses	35,143	44,062
Deferred charter hire revenue	3,699	1,934
Total current liabilities	173,231	180,385

Long-term debt – Net of deferred financing costs of $15,047 and $15,866, respectively	706,277	744,055
Total liabilities	879,508	924,440

Shareholders’ Equity:
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 39,893,970 and 39,890,699 shares at March 31, 2020 and December 31, 2019, respectively	40	40
Treasury stock – at cost; 137,289 shares at March 31, 2020	(1,418)	—
Additional paid-in capital	1,238,992	1,237,658
Accumulated deficit	(23,523)	(68,567)
Total Diamond S Shipping Inc. shareholders’ equity	1,214,091	1,169,131
Noncontrolling interests	33,780	34,811
Total equity	1,247,871	1,203,942
Total	$2,127,379	$2,128,382

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three Months Ended March 31, 2020 and 2019

(In Thousands, except for share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Revenue:
Spot revenue	$187,652	$98,449
Time charter revenue	22,073	4,207
Voyage revenue	209,725	102,656

Operating expenses:
Voyage expenses	74,681	41,578
Vessel expenses	41,536	24,801
Depreciation and amortization expense	28,760	21,956
General and administrative expenses	8,124	6,288
Total operating expenses	153,101	94,623
Operating income	56,624	8,033
Other (expense) income:
Interest expense	(11,376)	(9,370)
Other income	333	517
Total other expense – Net	(11,043)	(8,853)
Net income (loss)	45,581	(820)
Less: Net income attributable to noncontrolling interest(1)	537	206
Net income (loss) attributable to Diamond S Shipping Inc.	$45,044	$(1,026)

Net income (loss) per share – basic	$1.13	$(0.04)
Net income (loss) per share – diluted	$1.12	$(0.04)

Weighted average common shares outstanding – basic	39,891,346	27,731,252
Weighted average common shares outstanding – diluted	40,159,966	27,731,252

(1)	The Company is a 51% owner in NT Suez Holdco LLC (“NT Suez”), a joint venture that owns two Suezmax vessels. The Company also performs commercial, technical and administrative services for this joint venture.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the Three Months Ended March 31, 2020 and 2019

(In Thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Cash flows from Operating Activities:
Net income (loss)	$45,581	$(820)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	28,760	21,956
Amortization of deferred financing costs	884	846
Amortization of time charter hire contracts acquired	740	76
Amortization of the realized gain from recouponing swaps	—	(696)
Stock-based compensation expense	1,334	—
Changes in assets and liabilities	(4,827)	(11,244)
Cash paid for drydocking	(1,533)	(4,232)
Net cash provided by operating activities	70,939	5,886

Cash flows from Investing Activities:
Acquisition costs, net of cash acquired of $16,568	—	(292,683)
Transaction costs	—	(17,785)
Payments for vessel additions and other property	(1,513)	(2,649)
Net cash used in investing activities	(1,513)	(313,117)

Cash flows from Financing Activities:
Borrowings on long-term debt	—	300,000
Principal payments on long-term debt	(33,597)	(17,748)
Borrowings on revolving credit facilities	—	51,000
Repayments on revolving credit facilities	(5,000)	(26,323)
NT Suez Holdco LLC distribution	(1,568)	—
Shares repurchased	(1,418)	—
Payments for deferred financing costs	(485)	(6,521)
Net cash (used in) provided by financing activities	(42,068)	300,408
Net increase (decrease) in cash, cash equivalents and restricted cash	27,358	(6,823)
Cash, cash equivalents and restricted cash – Beginning of period	89,219	88,158
Cash, cash equivalents and restricted cash – End of period	$116,577	$81,335

Supplemental disclosures:
Cash paid for interest	$11,889	$9,109
Unpaid transaction costs in Accounts payable and accrued expenses at the end of the period	$—	$1,299
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$151	$2,514

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Other Operating Data

(Unaudited)

	For the Three Months Ended March 31,
	2020		2019
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Time Charter TCE per day(1)	$26,388	$14,160	$26,400	$15,464
Spot TCE per day (1),(2)	46,725	16,426	20,765	14,357
Total TCE per day(1),(2)	$42,855	$15,947	$20,786	$14,486
Vessel operating expenses per day(3)	$7,429	$6,660	$6,965	$6,328
Revenue days(4)	1,429	4,515	1,083	2,782
Operating days(4)	1,456	4,550	1,096	2,874

(1)	Time charter equivalent (“TCE”) revenue represents voyage revenues, which commence at the time a vessel departs its last discharge port and end at the time the discharge of cargo at the next discharge port is complete, less voyage expenses incurred over such time. TCE rates are a non-GAAP measure, generally used in the shipping industry, used to compare revenue generated from voyage charters to revenue generated from time charters. TCE rates assist the Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating the financial performance of vessels under commercial management. See Non-GAAP Measures below.
(2)	Revenues are derived on a discharge-to-discharge basis less voyage expenses which primarily consist of fuel costs and port charges incurred over the same period. Voyage revenues, as presented in the income statement, are reported under a load-to-discharge basis under U.S. GAAP. A reconciliation is provided in the Non-GAAP Measures section of the press release.
(3)	The vessel operating expenses primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, technical management fees and repair and maintenance costs and excludes nonrecurring items.
(4)	Operating days include the calendar days in the period of owned vessels. Revenue days represent operating days less technical off-hire and drydocking.

Non-GAAP Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP measures alone.

TCE revenue, TCE per day, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance (“Adjusted EBITDA”) are non-GAAP financial measures that are presented in this press release and that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of TCE revenue, TCE per day, EBITDA and Adjusted EBITDA.

Reconciliation of Voyage Revenue to TCE per Day

(in thousands of U.S. dollars, except day and per day data)	For the Three Months Ended March 31,
	2020		2019
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Voyage revenue	$90,628	$119,097	$35,409	$67,247
Voyage expense	(28,349)	(46,332)	(14,370)	(27,208)
Amortization of time charter contracts acquired	581	159	19	57
Off-hire bunkers in voyage expenses	135	74	-	373
Load-to-discharge/Discharge-to-discharge	(1,770)	(976)	1,454	(153)
Revenue from sold vessels	-	(15)	-	(13)
TCE Revenue	$61,225	$72,007	$22,512	$40,303
Operating days	1,456	4,550	1,096	2,874
Off-hire/Dry Docking days	27	35	13	92
Revenue days	1,429	4,515	1,083	2,782
TCE per day	$42,855	$15,947	$20,786	$14,486

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income (loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some limitations are:

▪	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
▪	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
▪	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss), as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

(in thousands of U.S. dollars)	For the Three Months Ended March 31,
	2020	2019
Net income (loss)	$45,581	$(820)
Total other expense, net	11,043	8,853
Operating income	56,624	8,033
Depreciation and amortization	28,760	21,956
Noncontrolling interest	(1,442)	(1,157)
EBITDA	83,942	28,832
Fair value of TC amortization	740	76
Nonrecurring corporate expenses	-	1,392
Adjusted EBITDA	$84,682	$30,300

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